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                                                                   Exhibit 99.97

                              [Company Letterhead)




August 26, 1997


Mr. Stephen DeVoe
Chief Operating Officer
Forum Capital Markets L.P.
53 Forest Avenue
Old Greenwich, CT 06870

Dear Steve:

Subject to the terms hereof, Cooper Industries, Inc. hereby accepts the offer of Forum Capital Markets L.P. to exchange 2,500,000 Cooper Industries, Inc. 6.0% Exchangeable Notes Due January 1, 1999 held by it for 2,155,000 shares of Wyman-Gordon Company common stock (CUSIP 983085101) and $1,375,000 in cash. Closing of the transaction will take place on Wednesday, August 27, 1997 at 11:00 a.m., Central time, or such other time and date as the parties mutually agree.

Cooper's obligations hereunder are subject to the condition that no stop order suspending the effectiveness, in whole or in part, of Wyman-Gordon Registration Statement on Form S-3 No. 33-63459, as amended, shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission.

Cooper Industries, Inc. understands that Forum Capital Markets L.P. is acting as a principal in this transaction and not as an agent.

If you are in agreement with the statements above, please acknowledge by signing below.


Sincerely,                                      Agreed and Accepted:
                                                Forum Capital Markets L.P.
/s/ D. Bradley McWillims
- ------------------------
D. Bradley McWilliams                           By: /s/ Stephen DeVoe
Senior Vice President &                         -------------------------------
Chief Financial Officer                         Title:  Chief Operating Officer
                                                Date:   8/26/97

cc: Karen Herbert